Exhibit 10.41

KUBOTA PHARMACEUTICAL HOLDINGS CO., LTD.

[2016-[YEAR]] STOCK OPTION PLAN

(1) Share Acquisition Rights to be Granted under the Kubota Pharmaceutical Holdings Co., Ltd. [2016-[Year]] Stock Option Plan (the “Plan”)

Share acquisition rights issued by Kubota Pharmaceutical Holdings Co., Ltd. (the “Share Acquisition Rights”) in accordance with this Plan will be either granted as incentive stock options (“ISOs”) within the meaning of Section 422 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) or nonstatutory stock options. To the extent that the aggregate fair market value of the shares of Company common stock with respect to which Share Acquisition Rights are exercisable for the first time by the executive officer or employee during any calendar year (under all plans of the Company and any parent (as defined Section 424(e) of the Code) or subsidiary (as defined Section 424(f) of the Code) exceeds one hundred thousand dollars ($100,000), such Share Acquisition Rights will be treated as nonstatutory stock options. Share Acquisition Rights will be taken into account in the order in which they were granted, the fair market value of the shares will be determined as of the time the Share Acquisition Right with respect to such shares is granted, and calculation will be performed in accordance with Section 422 of the Code and Treasury Regulations promulgated thereunder.

(2) Persons to be Granted the Share Acquisition Rights

All employees, directors and consultants of Kubota Pharmaceutical Holdings Co., Ltd. (the “Company”) and its subsidiaries within the meaning of Section 424(f) of the Code may be granted Share Acquisition Rights. ISOs may be granted only to employees.

(3) Type and Total Number of Shares Subject to Share Acquisition Rights

[NUMBER] shares of common stock of the Company may be issued upon the exercise of Share Acquisition Rights and [NUMBER] may be issued upon the exercise of Share Acquisition Rights that are designated as ISOs.

In the event of stock split, stock consolidation, gratis allotment in the shares of common stock of the Company or other similar changes in the capital structure of the Company, the number of shares of common stock of the Company that are subject to the Share Acquisition Rights will be adjusted using the following formula, subject to any required action by the Company or applicable law; provided, however, that such adjustment shall only apply to the shares of common stock of the Company that are subject to the Share Acquisition Rights with respect to which the exercise thereof has not yet become effective at the time of such stock split, stock consolidation, gratis allotment in the shares of common stock of the Company or other similar changes in the capital structure of the Company. Any fraction of a share of common stock of the Company resulting from such adjustment shall be rounded down to the nearest whole share of common stock of the Company.

Number of shares of common stock of the Company after adjustment	=	(Number of shares of common stock of the Company before adjustment)	×	(ratio of stock split, stock consolidation, gratis allotment or other similar changes in the capital structure of the Company)

For the purposes of this Plan, “ratio of gratis allotment” means (i) the number of outstanding shares of the common stock of the Company (excluding the number of treasury shares held by the Company) as of the applicable date of the number of shares of common stock of the Company after adjustment divided by (ii) the number of outstanding shares of the common stock of the Company (excluding the number of treasury shares held by the Company) as of one day prior to the applicable date of the number of shares of common stock of the Company after adjustment.

(4) Amount Payable per Share Acquisition Right Upon Grant

No payment of money is needed.

(5) Outline of Description and Value of the Asset to be Contributed upon Exercise of Share Acquisition Rights

The asset to be contributed to the Company upon exercise of Share Acquisition Rights will be cash.

The value of the asset to be contributed in consideration for one (1) share of common stock of the Company upon exercise of the Share Acquisition Right (the “Exercise Price”) shall be no less than one hundred percent (100%) of the fair market value of such share on the grant date of the Share Acquisition Rights as determined by the board of directors of the Company. Share Acquisition Rights granted to executive officers or employees who own stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any parent (as defined Section 424(e) of the Code) or subsidiary (as defined Section 424(f) of the Code), the per share exercise price will be no less than one hundred ten percent (110%) of the fair market value of such share on the grant date of the Share Acquisition Rights as determined by the board of directors of the Company.

Fair market value will be the closing sales price for such stock (or, if no closing sales price was reported on that date, as applicable, on the last trading date such closing sales price was reported) as quoted on such exchange or system on the day of determination, as reported in a source the board of directors of the Company deem reliable. The board of directors in its discretion may denominate the exercise price in Yen or US Dollars.

In the event of stock split, stock consolidation, gratis allotment in the shares of common stock of the Company or other similar changes in the capital structure of the Company, the Exercise Price will be adjusted using the following formula, subject to any required action by the Company or applicable law; provided, however, that such adjustment shall only apply to the Exercise Price of the Share Acquisition Rights that have not been exercised at the time of such stock split, stock consolidation, gratis allotment in the shares of common stock of the Company or other similar changes in the capital structure of the Company.

Exercise Price after adjustment	=	Exercise Price before adjustment
Ratio of stock split or stock consolidation, gratis allotment or other similar changes in the capital structure of the Company

(6) Term of the Plan

The Plan will become effective upon its adoption by the board of directors of the Company. Unless sooner terminated, the Plan will continue in effect for a term of ten (10) years from the earlier of (a) the date of adoption of the Plan by the Company’s board of directors or (b) the date that the Plan is approved by the Company’s shareholders. The term of the Share Acquisition Rights will be no more than ten (10) years from the date of grant thereof. In the case of Share Acquisition Rights granted to an executive officers or employee who, at the time the Share Acquisition Right is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any parent (as defined Section 424(e) of the Code) or subsidiary (as defined Section 424(f) of the Code), the term of the Share Acquisition Rights will be five (5) years from the date of grant or such shorter term. The Share Acquisition Rights may be exercised only within the term set at the time of grant, and may be exercised during such term only in accordance with the Plan.

(7) Other Terms and Conditions

The Company can set the other terms and conditions for each issuance of the Share Acquisition Rights under the Plan pursuant to the Companies Act of Japan and the articles of incorporation of the Company.

The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under applicable laws.

The Company may at any time amend, alter, suspend or terminate the Plan. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with applicable laws.